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                                                                  Exhibit 10.39

                          Asset Purchase Agreement

     This Asset Purchase Agreement ("Agreement") is made as of March 31, 1998, by Browning Acquisition, Inc., a Delaware corporation with an address at 8675 Hidden River Parkway, Tampa, Florida ("Buyer"), Browning Chemical Corporation, a New York Corporation with an address at 707 Westchester Avenue, White Plains, New York 10604 ("Seller" or "Company"), and Frederick M. Browning, an individual resident in Scarsdale, New York ("A"), Jean H. Browning, an individual resident in Scarsdale, New York ("B"), Vivian Stone, an individual resident in New City, New York ("C"), Renita Browning, an individual resident in Rye Brook, New York ("D"), and Deborah Hardesty, an individual resident in Upper Saddle River, New Jersey ("E"), (A-E are collectively "Seller's Indemnifiers").

RECITALS

     Seller desires to sell, and Buyer desires to purchase, substantially all of the Seller's assets and assume certain liabilities of the Seller in return for cash and Buyer's Secured Promissory Notes for the consideration and on the terms set forth in this Agreement.

     The Seller's Indemnifiers are the owners of all of the issued and outstanding shares of Seller ("Shares") and the Seller's Indemnifiers (except for D) have been engaged in its business as its principal officers, directors and employees. Buyer's willingness to enter into the transactions herein described is conditioned upon the agreement by the Seller's Indemnifiers to be bound by the restrictive covenants and they are agreeable to same.

AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Adjustment Amount" - as defined in Section 2.6.

     "Applicable Contract" any Contract: (a) under which the Company has or may acquire any rights; (b) under which the Company has or may become subject to any obligation or liability; or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     "Acquired Assets" - means all right, title, and interest in and to all of the assets of Seller, including all of its:




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          (a)  real property, leaseholds and subleaseholds therein,
improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets);

          (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), as set forth on the face of the Closing Financial Statement, except the furniture and office equipment owned or used by Browning Metals Corporation listed in Exhibit A, and the furniture and art work located in the office of Frederick M. Browning;

          (c) Intellectual Property Assets, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, and the name "Browning Chemical" and the goodwill associated therewith;

          (d)  leases, subleases, and rights thereunder;

          (e) agreements, contracts, indentures, mortgages, instruments, security interests, guaranties, other similar arrangements, and right thereunder;

          (f) accounts, notes, and other receivables as set forth on the face of the Closing Financial Statement;

          (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (excepting any such item relating to the payment of Taxes);

          (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;

          (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, excepting books of account and other financial records of Sellers. Buyer may copy and retain such financial and accounting records of Sellers as relate to any of the Acquired Assets, and all records relating to employee compensation, bonuses, and benefits, and all books, records, and documents relating to the Assumed Liabilities; and

          (j) rights in and with respect to the assets associated with its employee benefit Plans, provided, however, that the Acquired Assets shall not include: (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other



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documents relating to the organization, maintenance, and existence of the
Seller as a corporation; or (ii) any of the rights of the Seller under this Agreement or under any other agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

     "Assumed Liabilities" - means

          (a) all Liabilities of the Seller set forth on the Closing Financial Statement;

          (b) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either: (i) to furnish goods, services and other non-cash benefits to another party after the Closing; or (ii) to pay for goods, services, and other non-cash benefits that another party will furnish to it after the Closing;

          (c) all Liabilities and obligations of the Seller under its employee benefit Plans,

          (d) all liabilities and Damages of Seller arising from claims made after the date hereof, resulting from, arising out of, relating to, or in the nature of, or caused by Hazardous Activity, Hazardous Materials, Environmental Law, Environmental, Health, and Safety Liabilities, the Occupational Safety and Health Law, employment laws, Product Warranty, or Product Liability; and

          (e) all other Liabilities and obligations of the Seller set forth in the appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; provided, however, that the Assumed Liabilities shall not include: (i) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby; (ii) any Liability or obligation of the Seller under this Agreement or any side agreement); (iii) any obligation to stockholders, officers, or directors of Seller, or Related Persons; or (iv) any Liability as to which Seller has actual knowkedge which is not disclosed.

     "Balance Sheet" - as defined in Section 3.4.

     "Best Efforts" the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been: (a) any inaccuracy in or breach of, or any failure to perform or comply with the representation, warranty, covenant, obligation, or other provision; or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or







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other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Buyer" - as defined in the first paragraph of this Agreement.

     "Closing" - as defined in Section 2.3.

     "Closing Date" - the date and time as of which the Closing actually takes place.

     "Closing Financial Statements -the financial statements of the Company as of the Closing Date.

     "Company - as defined in the Recitals of this Agreement.

     "Consent" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

          (a)  the sale of the Acquired Assets by Seller to Buyer;

          (b) the execution, delivery, and performance of the Secured Promissory Notes, the Employment Agreements, and the Noncompetition Agreements.

          (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement;

          (d)  the assumption of the Assumed Liabilities by Buyer;

          (e) Buyer's acquisition and ownership of the Acquired Assets and exercise of control over the business of the Company; and

          (f) Seller's obligation to remove the words "Browning Chemical" from its name, and to consent to Buyer's use of the words "Browning Chemical" in its name.

     "Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Damages" - any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages").

     "Disclosure Letter" - the disclosure letter delivered by Seller and Seller's Indemnifiers to Buyer concurrently with the execution and delivery of this Agreement.

     "Employment Agreements" - as defined in Section 2.5(a)(iii).

     "Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.





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     "Environment" - soil, land surface or subsurface strata, surface waters
(including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" - any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

     "Environmental Law" - any Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;




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          (d)  assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)  protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Facilities" - any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

     "GAAP" - generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

     "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" - any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, foreign, or other government;

          (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d)  multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Activity" - (a) the ownership, distribution, generation, handling, importing, exporting, management, manufacturing, packaging, processing, production, refinement, Release, storage, transfer, transportation, treatment, sale, resale or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on,






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under, about, or from the Facilities or any part thereof into the Environment, or (b) any other act, business, operation, or thing that (i) increases the danger, or risk of danger, or (iii) poses an unreasonable risk of harm to persons or property on or off the Facilities, or (iii) that may affect the value of the Facilities or the Company.

     "Hazardous Materials" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "HSR Act" - the Hart-Scott Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Intellectual Property Assets" - as defined in Section 3.22.

     "Interim Balance Sheet" - as defined in Section 3.4.

     "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" - an individual will be deemed to "Know" and/or to have "Knowledge" of a particular fact or other matter if:

         (a)  such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact in the Ordinary Course of Business.

     A Person (other than an individual) will be deemed to "Know" or have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty of a Governmental body.

     "Noncompetition Agreements" - as defined in Section 2.5(a)(iv).

     "Occupational Safety and Health Law" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated





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or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any lawfully convened court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); or

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan" - as defined in Section 3.13.

     "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Product Liability" - any liability or obligation arising from or related to a claim for Damages caused to any claimant as the result of alleged contact with any product owned, handled, distributed, imported, exported, transported, manufactured, stored, packaged, processed, sold or resold by Seller.

     "Product Warranty" - as defined by Section 3.26.

     "Related Person" - with respect to a particular individual:

          (a)  each other member of such individual's Family;








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          (b)  any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b)  any Person that holds a Material Interest in such specified
Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d)  any Person in which such specified Person holds a Material
Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f)  any Related Person of any individual described in clause (b) or
(c). For purposes of this definition: (a) the "Family" of an individual includes; (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule l3d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 25% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 25% of the outstanding equity securities or equity interests in a Person.

     "Release" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Secured Promissory Notes" - as defined in Section 2.5(b)(ii).

     "Securities Act" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.





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     "Subsidiary - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release" - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.   SALE AND TRANSFER OF ASSETS; ASSUMPTIONS OF LIABILITIES CLOSING

2.1  ASSETS

     Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Buyer and Buyer agrees to buy and receive from Seller good and marketable title to all of the Acquired Assets, free of all liens, charges, or other encumbrances other than the Assumed Liabilities.

2.2  ASSUMPTION OF LIABILITIES

     Subject to the terms and conditions of this Agreement, at the Closing the Buyer agrees to assume and become responsible for all of the Assumed Liabilities. The Buyer



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will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

2.3  PURCHASE PRICE

     The purchase price (the "Purchase Price") for the Acquired Asset will be $9,500,000, plus or minus the Adjustment Amount by delivery of cash and Secured Promissory Notes as provided for in Section 2.5(b).

2.4  CLOSING

     The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 460 Park Avenue, New York, New York at 10:00 a.m. (local time) on March 31, 1998, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.5  CLOSING OBLIGATIONS

     At the Closing:

          (a)  Seller and the Seller's Indemnifiers will deliver to Buyer:

               (i) bills of sale and other certificates, instruments or documents of transfer conveying title to the Acquired Assets;

               (ii) employment agreements in the form of Exhibit 2.5(a)(iii), executed by C and D (collectively, "Employment Agreements");

               (iii) noncompetition agreements in the form of Exhibit 2.5(a)(iv), executed by each of the Seller's Indemnifiers (collectively, the "Noncompetition Agreements"); and

               (iv) a certificate executed by Seller and Seller's Indemnifiers representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5);

               (v) Seller's landlord has given written consent to an assumption of the lease for Seller's White Plains, N.Y.




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office space, and consented to a sublease of part of that space to Browning
Metals Corp.; and

          (b)  Buyer will deliver to Seller:

               (i) $7,500,000 by bank cashier's or certified check payable to the order of or by wire transfer to accounts specified by Seller;

               (ii) secured promissory notes secured by an acceptable Letter of Credit payable to Seller in the principal amounts of $1,250,000, and $750,000, all in the form of Exhibit 2.5(b) (the "Promissory Notes and Letter of Credit");

               (iii) the Letter of Credit

               (iv) a certificate executed by Buyer representing and warranting that, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

               (v)  the Employment Agreements, executed by Buyer;

               (vi) stock options entitling the holders thereof to purchase shares of JLM in the future at the NASDAQ quoted trading value thereof as of the close of business on the Closing Date as follows:

          30,000 shares to Frederick M. Browning, pursuant to Exhibit B; 20,000 shares to Vivian Stone, pursuant to the Employment Agreement, Exhibit C;
          20,000 shares to Deborah Hardesty, pursuant to the Employment Agreement, Exhibit D; and
          10,000 shares to Renita Browning, pursuant to Exhibit E.

2.6  ADJUSTMENT AMOUNT

     The Adjustment Amount will be equal to the difference between (a) book value of all Acquired Assets reduced by all Assumed Liabilities as of the Closing Date determined in accordance with GAAP, minus (b) $3,500,000.

2.7  ADJUSTMENT PROCEDURE

     (a) Ernst & Young LLP ("E&Y") will audit the financial statements ("Closing Financial Statement") of the Company as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date, including a computation of the book value of all Acquired Assets and all Assumed Liabilities as of the Closing Date. E&Y will deliver the audited Closing Financial Statements to Buyer and Seller within sixty days after the Closing Date. If within thirty days following delivery of the audited





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Closing Financial Statements, neither Buyer nor Seller has given notice to the other of its objection to the audited Closing Financial Statements (such notice must contain a statement of the basis of such objection), then the book value of the Assumed Assets and Assumed Liabilities reflected in the audited Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer or Seller gives such notice of objection, then the issues in dispute will be submitted to Arthur Anderson & Co., certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties and (iii) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.

     (b) On the tenth business day following the final determination of the Adjustment Amount, if the Adjustment Amount is negative, the Seller will pay such difference to Buyer. If the Adjustment Amount is positive, Buyer within the same ten business days will pay such difference to Seller. All payments will be made together with interest at 7.5% compounded daily beginning on the Closing Date and ending on the date of payment. Payments to Buyer or Seller must be made by wire transfer to such bank account as the recipient will specify. This Section does not affect Buyer's and JLM's duty to furnish the stock options identified in Section 2.5.

2.8  ALLOCATION

     The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit F.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller and Seller's Indemnifiers represent and warrant to Buyer as follows:

3.1  ORGANIZATION AND GOOD STANDING

     (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the states listed in part 3.1 of the Disclosure Letter.

     (b) The Company has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

     (c)  The Company has no Subsidiaries.


3.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and Seller's Indemnifiers, enforceable against them in accordance with its terms. Upon the execution and delivery by Seller and Seller's Indemnifiers of the Employment Agreements, and the Noncompetition Agreements (collectively, the "Sellers' Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller's and Seller's Indemnifiers, enforceable against them in accordance with their respective terms. Seller and Seller's Indemnifiers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of; (A) any provision of the Organizational Documents of the Company; or (B) any resolution adopted by the board of directors or the shareholders of the Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller's Indemnifiers or any of the assets owned or used by any Company, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or Except as set forth in Part 3.2 of the Disclosure Letter, no Seller's Indemnifier nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3  CAPITALIZATION
INTENTIONALLY OMITTED

3.4  FINANCIAL STATEMENTS

     Seller has delivered to Buyer: (a) unaudited balance sheets of the Company as at June 30, in each of the years 1995 through 1997 ("Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, (b) an unaudited balance sheet of the Company as at December 31, 1997 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the nine months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

3.5  BOOKS AND RECORDS

     The books of account, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The records of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6  LEASES

     Part 3.6 of the Disclosure Letter contains an accurate description of the terms of all leases pursuant to which the Company leases real or personal property. All such leases are valid and in full force and effect.

3.7  TITLE TO PROPERTIES; CASH

     The Company has good and marketable title to or a valid leasehold interest in all properties and assets, real and personal, which it uses or which it purports to own or which are shown on its Interim Balance Sheet and Balance Sheet, free and clear of all security interests, liens, claims, encumbrances and charges, except for liens, encumbrances and claims set forth in Part 3.7 of the Disclosure Letter. The assets reflected on the Company's Balance Sheet and Interim Balance Sheet are used in its Ordinary Course of Business and do not contain any assets which are not so used. Part 3.7 of the Disclosure Letter also sets forth the names and locations of all bank accounts in which the Company has accounts and the names of all persons authorized to draw thereon.

3.8  ACCOUNTS RECEIVABLE

     All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the

Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

     Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty days after the day on which it first becomes due and payable.

     There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9        INVENTORY

     All inventory of the Company, reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.

     All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis.

3.10       NO UNDISCLOSED LIABILITIES

     Except as set forth in Part 3.10 of the Disclosure Letter, to Seller's Knowledge the Company has no liabilities or obligations of any nature, (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11       TAXES

     (a) The Company has filed all required federal Tax Returns, and related taxes or fees have been paid. The Company has made, with respect to all those state jurisdictions in which it is authorized to do business, and which Seller has determined that tax filings and taxes must be filed and paid, all required Tax Returns, and the related taxes and fees have been paid.

     (b) The Company has filed a valid election pursuant to section 1362 of the IRC (or any predecessor statute) and similar state tax statutes, to be taxed as an S Corporation. The Company has at all times since such election been a validly electing S corporation and such status has never been terminated. All Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

3.12      NO MATERIAL ADVERSE CHANGE

     Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13      EMPLOYEE BENEFITS

     Part 3.13 of the Disclosure Letter sets forth a description of, and the annual amount payable pursuant to each bonus, deferred compensation, pension, profit-sharing, retirement arrangement or other fringe benefit plan of the Company (whether formal or informal) (the "Plan"). The aggregate of such amounts will not exceed $100,000 for the fiscal year ended June 30, 1997 and the Interim Balance Sheet referred to in Section 3.4 hereof reflects in the aggregate an accrual of all amounts accrued but unpaid under the aforesaid Plans as of December 31, 1997.

3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

     (a) To Seller's Knowledge, and except as set forth in Part 3.14 of the Disclosure Letter:

          (i) the Company is, and at all times since July 1, 1994 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time): (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) the Company has not received, at any time since July 1, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding: (A) actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (B) actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) To Seller's Knowledge, Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect to Seller's Knowledge except as set forth in Part 3.14 of the Disclosure Letter:

          (i) The Company is, and at all times since July 1, 1994 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time); (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

          (iii) The Company has not received, at any time since July 1, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding; (A) actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

3.15       LEGAL PROCEEDINGS; ORDERS

     (a) To the Knowledge of Seller and except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available for review by Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

     (b) To the Knowledge of Seller, and except as set forth in Part 3.15 of the Disclosure Letter:

          (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

          (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

          (iii) to the Knowledge of Seller, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

     (c) To the Knowledge of Seller, and except as set forth in Part 3.15 of the Disclosure Letter:

          (i) the Company is, and at all times since July 1, 1994 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

          (iii) The Company has not received, at any time since July 1, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other

Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16      ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet and the Interim Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock;

     (b)  amendment to the Organizational Documents of the Company;

     (c) except with respect to Seller's Indemnifiers, payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance. or similar Contract with any director, officer, or employee;

     (d) except with respect to Seller's Indemnifiers, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

     (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

     (f)  entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

     (i)  material change in the accounting methods used by the Company; or

     (j) agreement, whether oral or written, by the Company to do any of the foregoing.

3.17      CONTRACTS; NO DEFAULTS

     (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

          (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $5,000;

          (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of one year or less);

          (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

          (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

          (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

          (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (ix) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

          (x) each Applicable Contract for capital expenditures in excess of $10,000;

          (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

          (xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company's office where details relating to the Contracts are located.

     (b)  Except as set forth in Part 3.17(b) of the Disclosure Letter:

          (i) except for sales of inventory in the Ordinary Course of Business, Seller (and no Related Person of Seller) has not nor may acquire any rights under, and Seller has not nor may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

          (ii) to the Knowledge of Seller no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

     (c) To Seller's Knowledge Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in
Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, subject to force majeure exceptions;

     (d)  Except as set forth in Part 3.17(d) of the Disclosure Letter:

          (i) the Company is, and at all times since January 1, 1992 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

          (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 1992 has been, in full compliance with all applicable terms and requirements of such Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) The Company has not given to nor received from any other
Person, at any time since January 1, 1992, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

     (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18      INSURANCE

     (a)  Seller has delivered to Buyer:

          (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement;

          (ii) true and complete copies of all pending applications for policies of insurance; and

          (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

     (b)  Part 3.18(b) of the Disclosure Letter describes:

          (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

          (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the 3 preceding policy years:

          (i)  a summary of the loss experience under each policy;

          (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

               (A)  the name of the claimant;

               (B) a description of the policy by insurer, type of insurance, and period of coverage; and

               (C)  the amount and a brief description of the claim; and

          (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     (d)  Except as set forth on Part 3.18(d) of the Disclosure Letter:

          (i) All policies to which the Company is a party or that provide coverage to Seller or any director or officer of the Company:

               (A)  are valid, outstanding, and enforceable;

               (B) are issued by an insurer that is financially sound and reputable;

               (C) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; and

               (D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

          (ii) The Seller has not received: (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (iii) The Company has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

          (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

3.19      ENVIRONMENTAL MATTERS

     Except as set forth in part 3.19 of the Disclosure Letter:

          (a) To the best of its Knowledge the Company is, and at all times since July 1, 1994 has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has it nor any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by Seller or any other Person for whose conduct it is or may be held responsible.

     (b) There are no pending or, to the Knowledge of Seller, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

     (c) To the best of its Knowledge, Seller has no basis to expect, nor has any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) To the best of its Knowledge, neither Seller nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller with respect to any other properties and assets (whether real, personal, or mixed) in which Seller (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (e) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or

Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

     (f) 3.19 of the Disclosure Letter contains a list of all locations where, to Seller's best knowledge, inventory has been stored since January 1, 1988, and a list of all products discontinued after January 1, 1988.

3.20      EMPLOYEES

     (a) Except with respect to Seller's Indemnifiers, Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since July 1, 1994; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan.

     (b) Except as disclosed in Part 3.20 of the Disclosure Letter, To Seller's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller by any such employee or director. To Seller's Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

     (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21      LABOR RELATIONS; COMPLIANCE

     Since July 1, 1994 the Company has not been or is a party to any collective bargaining or other labor Contract. Since July 1, 1994, there has not been, there is not presently pending or existing, and there is not
Threatened: (a) any strike, slowdown, picketing, work stoppage, or employee grievance process; (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or their premises; or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22      INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets - The term "Intellectual Property Assets" includes:

          (i) the name Browning Chemical Corporation, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

          (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

          (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

     (b) Agreements. - Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

     (c)  Know How Necessary for the Business.

The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

     (d)  Trademarks.

          (i) Part 3.22(d) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

          (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

          (v) No Mark is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

     (e)  Trade Secrets.

          (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

          (ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

          (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23      CERTAIN PAYMENTS

     Since July 1, 1994, to Seller's Knowledge, neither the Company nor any director, officer, agent, or employee of the Company, or to Seller's Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement;
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24      DISCLOSURE

     (a) To Seller's Knowledge, no representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     (c) There is no fact known to Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25      BROKERS OR FINDERS

     Seller and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.26      PRODUCT WARRANTY

     Except as set forth in Part 3.26 of the Disclosure Letter, to Seller's Knowledge, each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

     No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

3.27      PRODUCT LIABILITY

     Except as set forth in Part 3.27 of the Disclosure Letter, to Seller's Knowledge, the Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

3.28     ASSURANCE

     Each of the representations and warranties made by Seller are also made on behalf of Seller's Indemnifiers.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

4.1      ORGANIZATION AND GOOD STANDING

     Buyer and JLM are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2      AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements, and the Secured Promissory Notes (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer and JLM (with respect to such documents executed by JLM), enforceable against Buyer and JLM in accordance with their respective terms. Buyer and JLM have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

     (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer or JLM will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i)  any provision of Buyer's or JLM's Organizational Documents;

          (ii) any resolution adopted by the board of directors or the shareholders of Buyer or JLM;

          (iii) any Legal Requirement or Order to which Buyer or JLM may be subject; or

          (iv) any Contract to which Buyer or JLM is a party or by which Buyer or JLM may be bound.

     Except as set forth in Schedule 4.2, neither Buyer nor JLM is and will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3      CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer or JLM and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4      BROKERS OR FINDERS

     Buyer, JLM and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer or JLM as a result of the action of Buyer, JLM or their officers or agents.

4.5  BUYER'S KNOWLEDGE OF SELLER

     Buyer understands that Seller is involved in the purchase and resale of various chemical products to distributors and end users, wherin Seller either arranges for shipment directly to the purchaser of the products, or arranges for warehousing of the products prior to final shipment.

5.   COVENANTS OF SELLER PRIOR TO CLOSING DATE

5.1  ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to: (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data; (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2  OPERATION OF THE BUSINESSES OF THE COMPANY

     Between the date of this Agreement and the Closing Date, Seller will:

     (a) conduct the business of the Company only in the Ordinary Course of Business;

     (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

     (c) confer with Buyer concerning operational matters of a material nature; and

     (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3  NEGATIVE COVENANT

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4  REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Seller will: (a) cooperate with Buyer with respect to all filings that Buyer reasonably elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions; and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

5.5  NOTIFICATION

     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6  NO NEGOTIATION

     Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Seller and Seller's Indemnifiers will not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.7  BEST EFFORTS

     Between the date of this Agreement and the Closing Date, Seller and Seller's Indemnifiers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1  APPROVALS OF GOVERNMENTAL BODIES

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this

Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2       BEST EFFORTS

     Except as set forth in the proviso to Section 6. 1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.        CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1       ACCURACY OF REPRESENTATIONS

     (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     (b) Each of Seller's representations and warranties in Sections 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

7.2       SELLER'S PERFORMANCE

     (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.7 must have been performed and complied with in all respects.

7.3       CONSENTS

     Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4       ADDITIONAL DOCUMENTS

     Each of the following documents must have been delivered to Buyer:

          (a) an opinion of Kamerman & Soniker, P.C. dated the Closing Date, in the form of Exhibit 7.4(a);

          (b) such other documents as Buyer may reasonably request for the purpose of: (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a)(ii) evidencing the accuracy of any of Seller's representations and warranties; (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller; (iv) evidencing the satisfaction of any condition referred to in this Section 7; or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5       NO PROCEEDINGS

     Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6       NO PROHIBITION

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.        CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1       ACCURACY OF REPRESENTATIONS

     All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2       BUYER'S PERFORMANCE

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made by Buyer pursuant to Section 2.5(b)(i) and delivered the Secured Promissory Notes pursuant to Section 2.5(b)(ii).

8.3       CONSENTS

     Each of the Consents identified Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4       ADDITIONAL DOCUMENTS

     Buyer must have caused the following documents to be delivered to Sellers:

          (a) an opinion of Mezan, Stolzberg & Schwartzman, P.C., dated the Closing Date, in the form of Exhibit 8.4(a); and

          (b) such other documents as Seller may reasonably request for the purpose of: (i) enabling their counsel to provide the opinion referred to in
Section 7.4(a); (ii) evidencing the accuracy of any representation or warranty of Buyer; (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer,;(iv) evidencing the satisfaction of any condition referred to in this Section 8; or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5       NO INJUNCTION

     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Acquired Assets by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6       BROWNING METALS LEASE

     Buyer shall have entered into a lease with Browning Metals Corporation ("BMC") concerning the office space that Seller and BMC currently share.

9.        TERMINATION

9.1       TERMINATION EVENTS

     This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

          (b) (i)   by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

               (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

          (c)  by mutual consent of Buyer and Seller; or

          (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 7, 1998, or such later date as the parties may agree upon.

9.2      EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired

10.      INDEMNIFICATION; REMEDIES

10.1     SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.5(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

     Seller and the Seller's Indemnifiers, severally pro rata to their individual interests, will indemnify and hold harmless Buyer and its Representatives, shareholders, controlling persons, and affiliates (collectively, the "Buyer's Indemnified Persons") for, and will pay to the Buyer's Indemnified Persons the amount of Damages arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

          (b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date (without giving effect to any supplement to the Disclosure Letter) other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to
Section 2.5(a)(iv) as having caused the condition specified in Section 7.1 not to be satisfied;

          (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement; or

          (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3      EXCLUSION OF INDEMNIFICATION FOR ASSUMED LIABILITIES.

     It is expressly agreed that Seller and Seller's Indemnifiers shall have no liability to Buyer's Indemnified Persons with respect to any claims made growing out of, resulting from, caused by, or related to or based upon, any of the Assumed Liabilities.

10.4      INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

     Buyer and JLM (collectively Buyer's Indemnifiers") will indemnify and hold harmless Seller, and its Representatives, shareholders, controlling persons, and affiliates, as well as the Seller's Indemnifiers, (collectively, the "Seller's Indemnified Persons"), and will pay to Seller's Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or (d) any and all claims, expenses, judgments, awards, or other obligations, or legal fees, costs, and expenses, incurred by Seller's Indemnified Persons as the result of, or growing out of, or caused by, related to or based upon the Assumed Liabilities.

     The remedies provided in this Section 10.4 will not be exclusive of or limit any other remedies that may be available to Seller.

10.5      TIME LIMITATIONS

     If the Closing occurs, Seller and the Seller's Indemnifiers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with by Seller prior to the Closing Date, other than those in Sections 3.11 and 3.13, unless on or before December 31, 2000 Buyer notifies Seller and the Seller's Indemnifiers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer's Indemnifiers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with by Buyer prior to the Closing Date, unless on or before December 31, 2000, Seller notifies Buyer's Indemnifiers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

     The foregoing time limitations shall not apply to the obligation of Buyer's Indemnifiers to indemnify set forth in Section 10.4(d), which time period shall be indefinite.

10.6      LIMITATIONS ON AMOUNT - SELLERS

     Seller and Seller's Indemnifiers will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a), clause (b) of Section 10.2 or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $25,000 and then only for the amount by which such Damages exceed $15,000. Seller and Seller's Indemnifiers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Section 10.2 until the total of all Damages with respect to such matters exceeds $15,000, and then only for the amount by which such Damages exceed $5,000. However, this Section 10.6 will not apply to any Breach of any of Seller's representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller and Seller's Indemnifiers will be severally pro rata to their individual interests liable for all Damages with respect to such Breaches.

10.7      LIMITATIONS ON AMOUNT - BUYER

     Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), (b) or (d) of Section 10.4 until the total of all Damages with respect to such matters exceeds $25,000 and then only for the amount by which such Damages exceed $15,000. Buyer's

Indemnifiers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.4(c) until the total of all Damages with respect to such matters exceeds $15,000, and then only for the amount by which such Damages exceed $5000. However, this Section 10.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge of such Breach at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.8      RIGHT OF SET-OFF

     In the event that Buyer determines in good faith that it is entitled to claim a sum from Sellers pursuant to the terms of this Section 10, it shall forthwith notify Sellers of its claim. If Sellers, in writing, accept such claim, the amount so claimed shall be set off by Buyer, against the next installment of the Secured Promissory Notes then outstanding. If Sellers fail to accept, within thirty days of receipt of the claim, Buyers shall file a demand for arbitration of the claim with the American Arbitration Association ("AAA") in the City of New York, and the claim shall be resolved in such arbitration, before a panel of three arbitrators selected pursuant to AAA rules. In the event and to the extent an arbitration decision is awarded in favor of Buyer, Buyer may set off the amount of the demand, against the next installment or installments of the Secured Promissory Notes then outstanding. In the event and to the extent an arbitration decision is awarded in favor of Seller, and set off amounts are paid to Sellers thereafter, interest at the prime rate plus two percent per annum, on any past due balances of the Secured Promissory Notes shall be added to the sum so paid, and payment shall be made within fifteen days after an arbitration award becomes final and non appealable. Buyer's demand of setoff shall not modify Buyer's duty to maintain the security for the Promissory Notes in accordance with this Agreement.

10.9      PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS

     (a)   Promptly after receipt by an indemnified party under Section 10.2 or
10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding: (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.10     PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.11     INDEMNIFIERS OBLIGATIONS

     In the event the Buyer or Seller breaches (or in the event any third party alleges facts that, if true, would mean the Buyer or Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 10.5 above, provided that an indemnified party makes a written claim for indemnification against any indemnifying party for such breach pursuant to Section 10.9 or
Section 10.10 within such survival period, then the indemnifying party agrees to indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer through and after the date of the claim for indemnification (including any damages the indemnified party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

11.       GENERAL PROVISIONS

11.1      EXPENSES

     (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay the HSR Act filing fee. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     In the event that within ninety days after the Closing Date, Buyer purchases insurance to cover claims made after the Closing Date with respect to Assumed Liabilities, all with respect to incidents occurring prior to the Closing Date, then Seller will pay to Buyer one half of the cost of such insurance, up to a maximum of $125,000. Buyer's purchase, or declination or inability to purchase, any insurance policy (including the insurance referenced in this Section) shall in no way modify, limit, waive or affect in any manner the duties of Buyer's Indemnifiers to indemnify as set forth in this Agreement. By way of non-exclusive example of the foregoing, the Buyer's ability or inability to procure insurance coverage for any Assumed Liability, or the fact that Seller or Seller's Indemnifiers have contributed toward the purchase of insurance, shall not provide any defense to the obligations of Buyer's Indemnifiers to indemnify.

          In the event that Buyer incurs a fee with respect to the procurement of the Bank Guaranties which secure the payment of the two Secured Promissory Notes as provided for in Section 2.5(b), Seller will reimburse Buyer for such cost as it is incurred, up to a maximum of $70,000.

11.2      PUBLIC ANNOUNCEMENTS

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller determines. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing Seller and Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.




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

11.3      CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer or its representatives of such trade secrets or confidential information.

11.4      NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:
(a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:  Browning Chemical Corporation
707 Westchester Avenue
White Plains, New York 10604
Attn.: Frederick M. Browning
Facsimile No. 914-686-0311:

with a copy to: Kamerman & Soniker, P.C.
500 Fifth Avenue,
New York, NY 10110
Attention: Jerome Kamerman
Facsimile No. 212-391-4238











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
Buyer: Browning Acquisition, Inc.
8675 Hidden River Parkway
Tampa, FL 33637
Attention: John L. Macdonald
Facsimile No. 813-632-3301

with a copy to: Maxwell Stolzberg
Mezan, Stolzberg & Schwartzman, P.C.
460 Park Avenue,
New York, NY 10022
Facsimile No.: 212-836-4979

Seller's Indemnifiers: Frederick Browning
707 Westchester Avenue
White Plains, New York 10604
Facsimile No. 914-686-0311

11.5      JURISDICTION; SERVICE OF PROCESS

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York or Westchester, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6      FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7      WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b)






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

no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8      ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller's Indemnifiers dated December 1, 1997 and signed by Seller's Indemnifiers December 5, 1997 and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9      DISCLOSURE LETTER

     (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.10     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11     SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.





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
11.12     SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.13     GOVERNING LAW

     This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

11.14     COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.




     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                                   Sellers:
BROWNING ACQUISITION INC.                BROWNING CHEMICAL CORPORATION




By: /s/ John L. Macdonald                By: /s/ Frederick M. Browning
   -----------------------------            ----------------------------
   John L. Macdonald, President             Frederick M. Browning



Attest: /s/ Michael J. Molina            Attest:
       -------------------------                ------------------------
       Michael Molina, Secretary,               Secretary

Seller's Indemnifiers:
Frederick H. Browning, Jean H. Browning, Vivian Stone, Renita Browning, Deborah Hardesty




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